Exhibit 10.3

Vantage Drilling Company	F3 Capital
PO Box 309	c/o Campbell Corporate Services Limited
Ugland House	Scoria Centre
Grand Cayman KY1-1104	PO Box 268
Cayman Islands	Grand Cayman KY1-11Q4
("Borrower")	Cayman Islands
("Lender")

Date:	18 December, 2008

Dear Sirs

1.
The Lender will make available to the Borrower a loan in the principal sum of US$10,000,000 (the "Loan") on the terms and conditions of this letter. The Lender will advance the Loan in US dollars to the Borrower on or before 24 December 2008. For the purposes of this letter "business day" shall mean any day (other than a Saturday) when banks are open in the City of London and the City of Houston, Texas for the transaction of ordinary banking business.

2.
Unless the Lender has converted the Loan in accordance with paragraph 7, the Borrower will repay the Loan together with accrued interest on it or before the date that is 60 days from the date of this letter (the "Repayment Date"). The Borrower may repay the Loan or any part of it early, but may not re-borrow any amount so repaid. If the Lender has not converted the Loan on or before the Repayment Date, the Borrower, with the prior written consent of the Lender, may repay the Loan plus the amount of the accrued interest through the date of conversion by issuance to the Lender of ordinary shares, par value $.001 per share ("Ordinary Shares"), of the Borrower at a price equal to the higher of:

(i)     US$0.80 per share; or

(ii)   the average closing price of the Ordinary Shares as reported on the American Stock Exchange for the five (5) trading days preceding such payment.

(the "Conversion Price").

3.
The principal amount of the Loan outstanding from time to time will carry interest at the rate of 7 per cent per annum accruing daily. If the Loan is not repaid prior to or on the earlier of the Repayment Date or on the date when the Loan is declared to be due and payable pursuant to paragraph 14, the Loan shall thereafter bear interest at the rate of 10 per cent per annum (the "Default Rate") until the date paid or converted in accordance with paragraph 7.

4.     The Loan will be unsecured.

5.
The Borrower will make all payments due under or in respect of the Loan on the Repayment Date in US dollars to the Lender to such account as the Lender will instruct the Borrower in writing. If any payment becomes due on a day which is not a business day, the due date of such payment will be extended to the next business day. The Borrower will make all payments under or in respect of the Loan without set-off or counterclaim and free and clear of any withholding or deduction for or on account of tax, except as may be required by law.

6.
If any deduction or withholding is required by law, then the Borrower shall pay to the Lender additional amounts as shall be required to ensure that the Lender receives the amount it would have received had such withholding or deduction not been made.

7.
At any time up to and including the Repayment Date, subject to shareholder approval of the Charter Amendment (as defined below), the Lender may convert all (but not some only) of the outstanding amount of the Loan plus the amount of the accrued interest up to the date of conversion into fully paid Ordinary Shares at the Conversion Price.

8.
In order to exercise its rights of conversion as set out in paragraph 7, the Lender shall serve a written notice on the Borrower (the "Conversion Notice") stating that it wishes to convert the outstanding amount of the Loan plus all accrued interest on the Loan up to the date of conversion (the "Loan Amount") into such number of Ordinary Shares as is equal to the Loan Amount divided by the Conversion Price (the "New Shares").

9.
Within fifteen business days of receiving the Conversion Notice from the Lender, and subject to shareholder approval of the Charter Amendment, the Borrower shall issue and allot the New Shares to the Lender and deliver the share certificates in respect of the New Shares to the Lender. In the event that the unissued share capital of the Borrower is insufficient to meet the number of New Shares, the Borrower undertakes to use its best endeavours to procure that the share capital of the Borrower is increased by such amount as is necessary to enable the Borrower to issue the New Shares to the Lender. On receipt by the Lender of the share certificates evidencing the New Shares registered in the name of the Lender, the Loan Amount will be deemed to have been repaid and the Borrower will have no further obligation to the Lender under the terms of this letter. To the extent that the Borrower is unable to issue all of the New Shares at the time the Lender requests conversion because the Charter Amendment has not yet been approved and the American Stock Exchange has not approved the listing of the New Shares, then the Loan and the Loan Amount not so converted shall remain outstanding and shall continue to bear interest on such unpaid amount until the Charter Amendment is approved and the balance of the Loan Amount is converted. To the extent that the Borrower is unable to issue all of the New Shares at the time the Lender requests conversion because the Charter Amendment has not yet been approved and the American Stock Exchange has not approved the listing of the New Shares, the Borrower shall issue the New Shares within fifteen business days of receiving the approval of the American Stock Exchange for the listing of the New Shares.

10.
Within thirty days following the date of this agreement, the Borrower shall prepare in accordance with the provisions of the Securities Exchange Act of 1934, as amended, a preliminary proxy statement (in its preliminary form, and after receipt of final SEC clearance, the "Proxy Statement") relating to among other thing an amendment to the Borrower's charter documents increasing the authorized capital of the Borrower, as required, authorizing the conversion of the Loan pursuant to paragraph 7 above and approving the issuance of the New Shares to the Lender (collectively, the "Charter Amendment"), and file the Proxy Statement with the United States Securities and Exchange Commission (the "SEC"). The Borrower will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

11.
The Borrower shall, acting through its Board of Directors and in accordance with applicable law and the charter documents of the Borrower, (i) duly take all lawful action to call, give notice of, convene and hold a special meeting of its shareholders on a date as soon as reasonably practicable (and in no event later than 45 days after the mailing of the Proxy Statement to the shareholders of the Borrower) after the Proxy Statement is cleared by the SEC (the "Company Stockholders Meeting") to consider and vote upon the Charter Amendment and (ii) use all lawful efforts to solicit proxies in favour of the adoption of the Charter Amendment.

12.
The Borrower will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Borrower shall as promptly as practicable notify the Lender of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement for additional information. The Borrower shall cooperate and provide the Lender with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC

13.
The Borrower shall prepare and submit to the American Stock Exchange (the "AMEX")a listing application covering the Ordinary Shares issued or issuable (a) upon conversion, or in repayment, of the Loan, and (b) or in connection with any ancillary or related agreements. Borrower shall use its commercially reasonable efforts to obtain as promptly as reasonably practicable, approval of the AME for the listing of all Ordinary Shares covered by such application, subject to official notice of issuance, under the trading symbol "VTG" on the AMEX.

14.
Notwithstanding the above provisions of this letter, the Loan and all interest on it will become due and payable or repayable by the Borrower immediately on demand by the Lender if (i) the Borrower fails to pay any sum under this letter when due or the Borrower is in breach of any other provision of this letter; or (ii) an administration order is made in relation to the Borrower or a receiver or manager or administrative receiver is appointed of the Borrower or any of the Borrower's assets or the Borrower enters into liquidation or such analogous proceedings as are applicable in the Cayman Islands; or (iii) any petition is presented, any resolution is proposed or any other steps or proceedings are taken which may lead to any such occurrence referred to in (ii) above; or (iv) the Borrower ceases to carry on business. In such event, the Loan and the Loan Amount shall thereafter bear interest at the Default Rate.

15.
Any demand or notice in respect of this letter and/or the Loan will be in writing and (without prejudice to any other effective means of serving it) may be served on the Borrower personally or by post or facsimile and either by delivering it to the Borrower's registered or principal office for the time being or by sending it to the following fax number: (281) 404 4749. Notice shall be effective, in the case of a letter, on delivery, and in the case of a facsimile, on receipt by the sender of a confirmed transmission report.

16.
Time shall be of the essence in respect of the Borrower's obligations under or in respect of this Loan, but no failure by the Lender to exercise, or delay by the Lender in exercising any right or remedy under or in respect of this facility shall operate as a waiver of it, nor shall any single, partial or defective exercise by the Lender of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

17.
This letter may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which will be an original but all of which together shall constitute one and the same instrument.

18.	A person who is not a party to this letter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

19.
This letter is governed by English law and it is agreed that both parties shall submit to the exclusive jurisdiction of the High Court of Justice in England in relation to any claim, or dispute or difference which may arise under or in respect of this letter.

Yours faithfully

for and on behalf of F3 Capital

Director
/s/ Hsin Chi Su

Agreed and accepted

Date   18 December 2008

For and on behalf of Vantage Drilling Company

By:	/s/ Paul A. Bragg
Name:	Paul A. Bragg
Title:	Chief Executive Officer